Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
US Airways Group, Inc.:
As independent registered public accountants, we consent to the incorporation by reference in Registration Statement on Form S-8 (No. 333-128766) of US Airways Group, Inc. and in the Registration Statements on Form S-8 (Nos. 333-40486 and 333-118188) of America West Holdings Corporation, LLC relating to the financial statements and supplemental schedules of Future Care: The America West Airlines 401(k) Plan of and for the year ended December 31, 2008, included in this Annual Report on Form 11-K.
/s/ Mayer Hoffman McCann P.C.
Phoenix, Arizona
June 24, 2009